Exhibit 99(h)(7)

TCW INVESTMENT MANAGEMENT COMPANY

865 SOUTH FIGUEROA STREET, SUITE 1800

LOS ANGELES, CALIFORNIA 90017

(213) 244-0000 TELEPHONE

February 18, 2011

The Board of Directors of TCW Funds, Inc.

TCW Funds, Inc.

865 South Figueroa Street

Los Angeles, California

Re: Expense Limitations

Gentlemen:

TCW Investment Management Company (“Adviser”), investment adviser to the following TCW Fund agrees to the following expense limitations: TCW International Small Cap Fund I and N Classes - 1.44%

The Adviser agrees that in the event the overall expenses of the Class I or Class N shares of the TCW International Small Cap Fund exceed the stated expense limit on an annualized basis, the Adviser shall reimburse the class or classes of the fund in respect of such shares, for the difference.

This expense limitation, as applicable to the Fund, shall commence on March 31, 2011, and continue to February 29, 2012. The Adviser may, at its sole discretion, extend or modify the expense limitation at the conclusion of the one year period.

Very truly yours,

/s/Charles W. Baldiswieler
Charles W. Baldiswieler
Group Managing Director